UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

January 10, 2018 (January 2, 2018)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Avenue, Suite 3400

Dallas, TX  75204

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2018, Dean Foods Company (the “Company”) announced that Jody L. Macedonio has been appointed as the Executive Vice President, Chief Financial Officer of the Company, effective February 26, 2018.

Ms. Macedonio, age 57, previously served as the Senior Vice President of Finance for the North America Laundry and Beauty divisions of Henkel AG & Co. KGaA (“Henkel”) from September 2016 to January 2018 following Henkel’s acquisition of Sun Products Corporation where she served as Senior Vice President, Finance and Planning and Treasurer from October 2014 to September 2016 and Vice President, Finance and Planning from July 2012 to October 2014.  From 1999 until February 2012, Ms. Macedonio was employed at PepsiCo, Inc., where she held several positions, including serving as Chief Financial Officer and Vice President, Finance for the North Business Unit of Frito-Lay, Inc. from December 2010 to February 2012, as Chief of Staff to the Chief Executive Officer and Vice President, Financial Planning and Analysis from January 2008 to December 2010, and as Chief of Staff to the Chief Executive Officer from October 2005 to January 2008. Prior to joining PepsiCo, Inc., Ms. Macedonio served in finance positions at Nestlé S.A., SmithKline Beecham PLC and Chemical Bank.

Pursuant to the terms of her offer letter, the Company has agreed to pay Ms. Macedonio a base salary of $500,000 per year and she will be eligible to earn a target annual cash incentive payment of 75% of her base salary pursuant to the Company’s Short-Term Incentive Plan (“STI Plan”), subject to the achievement of certain financial targets and individual performance objectives. For 2018, Ms. Macedonio’s target bonus under the Company’s STI Plan will not be prorated and is guaranteed at target. Ms. Macedonio will also receive a one-time signing bonus of $400,000, payable in two equal installments, with the first payment to be made following completion of thirty days of Ms. Macedonio’s employment with the Company and the second payment following completion of twelve months of Ms. Macedonio’s employment with the Company. If Ms. Macedonio voluntarily leaves the Company within twelve months following the payment of either installment of the signing bonus then she will be responsible for reimbursing the Company for the gross amount of such installment (prorated based on the number of full months worked during the twelve months following the payment of such installment).

Ms. Macedonio will be eligible to receive grants under the Company’s Long-Term Incentive Program, in such amounts as determined by the Company’s Board of Directors or the Compensation Committee. Ms. Macedonio is also eligible to participate in the Company’s Executive Deferred Compensation Plan, benefits plans, relocation plan and will enter into a Change in Control Agreement with the Company (in substantially the form of Exhibit 10.6 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013), pursuant to which she will be entitled to certain benefits in the event of a change in control of the Company.

In addition, Ms. Macedonio and the Company entered into a letter agreement, which provides that, if her employment is terminated by the Company without “cause” or by Ms. Macedonio for “good reason” (as those terms are defined in such letter agreement), Ms. Macedonio will be entitled to cash severance equal to 12 months of her then current annual base salary, a pro-rata portion of her annual cash bonus, based on the achievement of applicable performance criteria for the corresponding performance period, and the vesting of a pro-rata portion of her long-term incentive compensation awards.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter Agreement, entered into on January 2, 2018, between Dean Foods Company and Jody Macedonio.

10.2	Letter Agreement, dated January 9, 2018, between Dean Foods Company and Jody Macedonio.

99.1	Dean Foods Company press release dated January 10, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2018	DEAN FOODS COMPANY

	By:	/s/ Russell F. Coleman
Russell F. Coleman Executive Vice President, General Counsel, Corporate Secretary & Government Affairs